Exhibit 10.15
TEXAS CAPITAL BANK
KEY EXECUTIVE CHANGE-IN-CONTROL SEVERANCE POLICY

This Severance Policy (“Policy”) sets forth the severance pay benefit of Texas Capital Bank (“TCB”) applicable to Key Executives, as identified in the document entitled “List of Key Executives,” available from the Chief Human Resources Officer.
The information contained in this Policy, combined with the Texas Capital Bank Change-in-Control Severance Plan (“CIC Severance Plan”) document, applies to those eligible employees described below.
The summary plan description for the CIC Severance Plan applicable to Key Executives is made up of the main CIC Severance Plan document and this Policy. Both the main CIC Severance Plan document and this CIC Severance Policy must be read together.

ELIGIBILITY

    The Policy applies to Key Executives. This policy does not apply to any other employee nor does it apply to any person who is described as ineligible in the Severance Plan.

QUALIFYING EVENTS

    In the event of an involuntary termination due to a change-in-control, as determined by the Administrative Committee, TCB provides a severance benefit for affected employees.

PLAN BENEFITS

Payment Amount

    The amount of severance is equal to the sum of the following:

•Base salary multiplied by one and one-half
•Bonus multiplied by one and one-half*

*The bonus amount will be the average of the employee’s bonuses for the prior two years. If the employee has served fewer than two years, TCB will determine the amount of bonus to be awarded, if any, at its own discretion.

The employee may also, at TCB’s discretion, receive a prorated bonus reduced for the period of time during the year in which the employee was not employed.

For purposes of this Policy, base salary means regular wages, whether paid bi-weekly or semi-monthly, received by an eligible employee through TCB’s standard payroll policies and procedures, exclusive of a forgivable draw, overtime, shift differential, car allowance, commission, bonus, or any other incentive-based compensation.

Vacation

Accrued but unused vacation will be paid out to the employee. Vacation will stop accruing as of the effective date of termination.

Insurance Benefits

To help defray the cost of continuing medical care, TCB will pay to the eligible employee a lump sum amount that equates to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) premium for the period of the severance benefit. The former employee will be responsible for the entire payment of premiums (or payment for the cost of coverage) required under COBRA for any eligible COBRA coverage period.

Equity Treatment

If an employee is terminated based on a qualifying event (as defined above), he or she should consult the relevant equity award agreement(s) for terms relevant to equity awards, including provisions dictating how unvested equity will be treated in the future.

Outplacement Services

Every employee covered by this Policy terminated in connection with a qualifying event (as defined above) will be eligible for six months of outplacement services at TCB’s expense. Such outplacement services will be arranged by TCB at a company of TCB’s choosing.

AGREEMENT AND GENERAL RELEASE OF CLAIMS

    To qualify for the severance pay benefit, an otherwise eligible employee must timely sign, return, and not effectively rescind the Separation Agreement and Release of Claims (“Separation Agreement”). The Separation Agreement is a document signed by the employee and TCB, in which the employee agrees to release any and all claims, actions, or lawsuits against TCB that relate to employment with TCB.

    If an employee chooses not to sign a Separation Agreement in a timely manner or rescinds a Separation Agreement, that employee will not receive severance pay under this policy. For more information regarding terms of TCB’s separation agreements, please contact TCB’s Human Resources Department.

MISCELLANEOUS

    TCB has the authority to withhold applicable income and payroll taxes from any payments under the policy to the extent required by law.

    This policy shall not be deemed to constitute a contract of employment or impose on TCB any obligation to retain an employee nor shall this policy restrict the right of TCB to discharge any employee or restrict the right of any employee to terminate his/her employment with TCB.